Exhibit 99

Contacts
Cray Inc.
Scott J. Poteracki
866-729-2729

Snyder Investor Relations
John Snyder
206-262-0291
john@snyderir.com

Cray Inc. Reports Third Quarter 2003 Financial Results
Company posts record quarterly revenue of $63.8 million, $.10 per diluted share

SEATTLE – October 30, 2003 – Global supercomputer leader Cray Inc. (Nasdaq NM: CRAY) today reported financial results for the third quarter ended September 30, 2003.

Third quarter revenue was $63.8 million, up 52 percent from $42.1 million in the same period last year, reflecting strong customer acceptances during the quarter for the company’s flagship Cray X1™ supercomputer system. Third quarter net income was $8.5 million or $.10 cents per diluted share, compared to $2.1 million or $.04 cents per diluted share for the same period in 2002. The company had strong operating cash flow of $24 million, with cash balances increasing to $69 million as of September 30, 2003.

For the nine months ended September 30, 2003, total revenue increased to $169.7 million, up 46 percent from $115.9 million reported for the first nine months in 2002. Net income for the nine months was $17.5 million or $.23 cents per diluted share, compared to net income of $4.1 million and $.08 cents per diluted share respectively.

“Excellent execution helped drive another profitable quarter, highlighted by record quarterly revenue of $63.8 million and strong gross margins of nearly 45 percent,” commented Jim Rottsolk, Chairman and CEO of Cray Inc. “We anticipated a challenging third quarter because we were building and delivering larger Cray X1 systems for the first time, and therefore facing more difficult customer acceptances. Fortunately, we were successful on all fronts. Again, Cray employees deserve a great deal of credit for our accomplishments, as do our customers, who worked closely with us throughout the quarter.”

In October, the company announced Cray X1 supercomputer orders from The Boeing Company and the University of Warsaw. Earlier this week, Cray announced plans to expand the company’s addressable market by offering a massively parallel processing (MPP) product based on the “Red Storm” supercomputer Cray is developing for Sandia National Laboratories. The new, high-bandwidth MPP product, using standard AMD Opteron™ microprocessors and the Linux operating system, is scheduled to begin shipping in 2004.

“Our positive momentum has continued into the fourth quarter with important Cray X1 orders and exciting new product plans designed to help Cray penetrate new opportunities, both domestically and internationally,” Rottsolk said.

“The University of Warsaw order includes a planned upgrade to the Cray X1E and will be used to enhance weather forecasting, life sciences research and other research projects in Europe. The Boeing Company procurement was the first commercial sale of a Cray X1 system and will be installed in Boeing’s Puget Sound Data Center,” he said.

Third Quarter Highlights

•	Working closely with a number of our partners, we delivered several single-image systems of 128 processors or more, the largest of which is located at Oak Ridge National Laboratory.

•	In July, Cray received additional funding of $50 million from DARPA for Phase II of an advanced research program (HPCS) to develop supercomputer technology capable of sustained petaflops performance by the year 2010.

•	In August, Cray announced the appointment of Peter J. Ungaro as Vice President of Sales and Marketing. Ungaro was formerly vice president, worldwide deep computing sales at IBM.

•	In September, Cray signed a co-funding agreement with the U.S. government under which the U.S. government will contribute $17.5 million toward the development of the successor of the Cray X1 and X1E supercomputer systems, code named “Black Widow.”

•	Also in September, industry analysts, International Data Corporation (IDC) reported that Cray captured first, second and third place in the most powerful class of single computers in their latest supercomputer rankings.

Guidance

“Based upon our solid results for the third quarter, we anticipate revenue for the full year 2003 will be between $230 million and $235 million. This assumes that systems scheduled for fourth quarter installation receive customer acceptance within the quarter,” Rottsolk said. “Operating income should be slightly above the previously established range of five to ten percent of revenue.”

Investor Conference Call

Management will discuss the results and the company’s outlook and hold a question and answer session for investors today, October 30 at 8 a.m. Pacific Time (11 a.m. Eastern). To participate, call (888) 211-8103 a few minutes ahead of time (no passcode required). International callers dial (706) 643-3311. If you are unable to participate, a replay will be available from 1 p.m. Pacific Time on October 30, 2003 for 48 hours. To access, dial (800) 642-1687, or (706) 645-9291 (international), reservation number 3266375. In addition, the replay will be available for 90 days on the company’s website at www.cray.com.

About Cray Inc.

Cray’s mission is to be the premier provider of supercomputing solutions for its customers’ most challenging scientific and engineering problems. Go to www.cray.com for more information about the company.

Safe Harbor Statement

This press release contains forward-looking statements. There are certain factors that could cause Cray’s execution plans to differ materially from those anticipated by the statements above. These include the technical challenges of developing high performance computing systems, government support of supercomputer systems research and purchases, Cray’s ability to achieve reliable system software for the Cray X1 system and to scale that system software to larger configurations of Cray X1 systems, the successful porting of application programs to the Cray X1 system, reliance on third-party suppliers, Cray’s ability to keep up with rapid technological change, Cray’s ability to compete against larger, more established companies and innovative competitors, and general economic and market conditions. For a discussion of these and other risks, see “Factors That Could Affect Future Results” in Cray’s most recent Quarterly Report on Form 10-Q.

Cray is a registered trademark of Cray Inc. All other trademarks are the property of their respective owners.

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TABLES TO FOLLOW

CRAY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2002	2003	2002	2003

REVENUE:
Product	$21,322	$49,014	$55,491	$122,250
Service	20,729	14,831	60,397	47,484

Total revenue	42,051	63,845	115,888	169,734

OPERATING EXPENSES:
Cost of product revenue	12,367	25,707	29,242	67,707
Cost of service revenue	12,063	9,632	32,755	30,775
Research and development	7,301	10,533	26,440	28,371
Marketing and sales	5,158	6,727	14,935	18,433
General and administrative	2,108	3,164	6,041	7,702
Restructuring charge			1,878

Total operating expenses	38,997	55,763	111,291	152,988

Income from operations	3,054	8,082	4,597	16,746
OTHER INCOME (EXPENSE), NET	62	307	2,464	1,031
INTEREST INCOME (EXPENSE), NET	(503)	160	(1,537)	269

Income before income taxes	2,613	8,549	5,524	18,046
PROVISION FOR INCOME TAXES	474	86	1,449	528

Net income	$2,139	$8,463	$4,075	$17,518

Net income per common share:
Basic	$0.04	$0.12	$0.09	$0.27

Diluted	$0.04	$0.10	$0.08	$0.23

Weighted average shares outstanding:
Basic	49,221	70,307	46,221	65,404

Diluted	59,923	82,963	51,291	75,973

CRAY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

ASSETS

	December 31,	September 30,
	2002	2003

		(unaudited)
Current assets:
Cash and cash equivalents	$23,916	$42,915
Short term investments, available for sale		26,019
Accounts receivable, net of allowance of $1,098 in 2002 and 2003	31,017	47,507
Inventory, net	24,033	50,031
Prepaid expenses and other assets	5,805	13,355

Total current assets	84,771	179,827
Property and equipment, net	24,799	25,173
Service spares, net	9,279	5,663
Goodwill, net	22,680	22,680
Deferred tax asset	263	263
Other assets	3,453	3,323

TOTAL	$145,245	$236,929

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current :
Accounts payable	$13,173	$18,210
Accrued payroll and related expenses	15,573	13,269
Other accrued	4,396	2,219
Deferred revenue	18,406	34,838
Notes payable	215	29
Current portion of warranty reserves	3,273	1,984
Current portion of obligations under capital leases	241	212
Current portion of term loan	2,143

Total current	57,420	70,761
Warranty reserves	2,326
Obligations under capital leases	152
Term loan payable	1,786
Shareholders’ equity:
Series A Convertible Preferred Stock, par $.01 - Authorized, issued and outstanding, 3,125 and zero shares, respectively	24,946
Common Stock, par $.01 - Authorized, 120,000 shares; issued and outstanding, 56,039 and 71,354 shares, respectively	211,255	301,073
Accumulated other comprehensive loss	(291)	(74)
Accumulated deficit	(152,349)	(134,831)

	83,561	166,168

TOTAL	$145,245	$236,929